Exhibit 99

News Release

Brazilian Antitrust Authority Approves
AT&T Acquisition of Time Warner

DALLAS, October 18, 2017 — Brazil's antitrust authority, the Conselho Administrativo de Defesa Econômica (CADE) has approved AT&T's* pending acquisition of Time Warner Inc.

"We appreciate the hard work by CADE to review and evaluate the AT&T-Time Warner merger and approve it based on its benefits to Brazilian consumers," said David McAtee, Senior Executive Vice President and General Counsel, AT&T Inc.

As with the approvals obtained in Chile and Mexico, CADE approved the merger with targeted conditions to address specific issues it identified. CADE's approval does not require the sale or divestiture of any AT&T or Time Warner assets.

With CADE's approval, AT&T and Time Warner have received all required merger approvals outside of the United States.  In the United States, the transaction remains under review by the U.S. Department of Justice.  AT&T expects the transaction to close by the end of 2017.

*About AT&T
AT&T Inc. (NYSE:T) is a holding company. AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information about AT&T Inc. is available at about.att.com.

© 2017 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

For more information, contact:
Erin McGrath
AT&T Corporate Communications
Phone: (214) 862-0651
Email: erin.mcgrath@att.com